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     The problem of avoiding "taintedness" has a long political history. When faced with potential temptation, there are two solutions. The first and most obvious is to set up separation barriers, to isolate oneself. The second is to make sure that one could not act on temptation. In medieval times, the king had the two string fingers of defeated longbow-men removed. (And that is why the American "V" symbol is considered a vulgar act of defiance in the UK.) In the old west, the shooting hand and arm of a gunslinger were broken. This more gruesome approach to "exclusivity still allows the person in question to lead a different, but normal life. The isolation mode does not. In the context of the currently proposed project, an "amputation" approach is viable.

     The issue is how to fully protect Edison International (El) interests without preventing the consultants from essentially ever talking to any other utility operating in North America (as well as requiring them to discontinue efforts with current projects.) The solution is to make us unable to provide any other entity the tools/capabilities El will have. We can solve the problem by making the tool hyper-exclusive to El to the extent that we cannot build another model for that purpose or containing those capabilities. Further, we could not even deluge or apply our knowledge of the unique and California specific protocol (nor their tactical implications) to any other organization/entity.

     We would take our generic PX/ISO representations to develop a one-of-a-kind, completely exclusive-use, California-specific model of PX/ISO. The resulting enhanced model could not be used with any other organizations/entities except as authorized by Edison International (El). Neither PAC nor any of its subcontractors could use the enhanced model created for this project nor produce an equivalent or similar California-specific PX/ISO model for any other organization/entity for a period of five years from January 1, 1998.1

     The current PAC multi-client "retail wheeling" project (of which El would automatically be a participant, because we would start with that model and its databases) uses CIGMOD for non-tactical, non-real time gaming and only contains yearly (seasonal at best) resolution; it captures general principles but not actual play. It contains only a very general representation of the California deregulation - only consumer choice, the CTC and DAC restrictions on the large UDC's and Generators. This detail is comparable to the level of detail used for all the other states, Canada and Mexico. Further, the model only contains, on average, one transmission node per state/province. In addition, current agreements with Resource Data International (RDI) prevent plant specific data from being provided with the model - data are by plant type only. (The El model that would include the California PX/ISO would be plant-by-plant and represented by a 100 or more bus simulation of the California system that in actually contains over 6000 buses.) Many of the general rules/characteristics of the California system are naturally (and previously) present in other non-California ISO/PX entities and are definitionally non-proprietary information. These are all that are contained or will be contained in any non-El versions of CGMOD.

Thus, the non-El CIGMOD cannot and could not be used for anything more that broad strategic issues in the short-term and acquisition/merger tactics for the mid- and long-term. (This project includes BC Hydro, BPA, PacifiCorp, and Public Service Company of Colorado among its 12 participants.)


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To be more specific, neither PAC nor any of its subcontractors could assist, provide consulting, or present any information to any other organization/entity in regard to any real-time or tactical activities associated with the California electric market for the same five year period.

Of course, all El data would remain proprietary under routine disclosure agreements. While the agreement would also prevents any discussion of El strategies, our inability to provide anyone else a tactical or real-time model of the CA market fully prevents the inadvertent use of any derived innate knowledge to the detriment of El.

On a second but related issue, Lewis, John and Margaret, determined that the time line of the proposal was inadequate for current and pressing protocol evaluation needs. It appears that we can accommodate the requested July deadlines. A new task would be added to Phase I. It would be a part of Phase I rather than stand-alone because of its value added to El and value lost by us with regard to future business opportunities with other utilities. This task would include an evaluation plus first-approximation, modeled-verification of any PX/ISO/Settlement protocols or CPUC/FERC positions that either hurt or help El's position in the market place and whose modification may need to be officially pursued during the current FERC proceedings. When the exclusivity issue is resolved, I will quickly provide a detailed definition of the evaluation task.

I can make a proposal that does not include Perot Systems. It would require, however, that El staff be completely responsible for quickly building a reduced sized (speedy) model of the PX/ISO that validly represents all the protocols relevant to gaming activities. Perot Systems already knows how to do this. More importantly, my limited knowledge of California protocols and their interpretation means that I have a learning curve to climb. Staff of Perot Systems already has thought extensively about the gaming issues for some time and have been instrumental in bring me up to speed as fast as I have come. I need to make valid assertions about gaming potential to El management plus provide "loss-protected" strategies in the real-time model. It is unclear that this can be done without Perot Systems help, especially Paul Gribik's and Dariush.Shirmohammadi's expertise. Both are is very clever and their minds are devious enough to readily search for and find gaming opportunities among the myriad of individual (and combined!) protocols. I would need to feel comfortable with a staff member in El with the same mind-set before I could be confident that I could provide El authoritative and definitive conclusions with regard to gaming opportunities both for and against the interests of El. Given my experience to date with utility employees, they all seem too well seasoned and trained on preserving system integrity to let themselves focus on ways to take advantage of the "rules." (As an important aside, When I read the CPUC and FERC documents, many protocols appear open to multiple interpretations. More than once Paul has steered me straight by noting how the "law" is actually written and used in the PX/ISO software. Does El have this knowledge?) If El management still feels that they can provide the expertise needed to implement a exhaustive gaming system, I will provide an "alternative" proposal.